As filed with the Securities and Exchange Commission on June 24, 1996

                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                                Ampex Corporation
             (Exact name of Registrant as specified in its charter)
                         -------------------------------

                  Delaware                            13-3667696
       (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)                I.D. Number)

                                  500 Broadway
                           Redwood City, CA 94063-3199
                                 (415) 367-2011
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              JOEL D. TALCOTT, Esq.
                                  500 Broadway
                             Redwood City, CA 94063
                                 (415) 367-3330
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                             DAVID D. GRIFFIN, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                         -------------------------------
Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                            -------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of Each Class of                              Proposed Maximum   Proposed Maximum
   Securities to be                                  Offering Price        Aggregate           Amount of
      Registered         Amount to be Registered      Per Share(1)     Offering Price(1)   Registration Fee
- -------------------------------------------------------------------------------------------------------------
Class A Common Stock,       271,830 shares               $9.84           $2,674,808             $923
$.01 par value
=============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on June 20, 1996, as reported on the American Stock Exchange.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


372811.4

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




PROSPECTUS




                   Subject to Completion, dated June 24, 1996


                              Class A Common Stock

                                Ampex Corporation
                         -------------------------------




       This Prospectus relates to the public offering and sale by certain holders (the "Selling Stockholders") of up to 271,830 shares of Class A Common Stock, par value $.01 per share ("Common Stock") of Ampex Corporation, a Delaware corporation ("Ampex" or the "Company"). The shares of Common Stock are being offered from time to time for the accounts of the Selling Stockholders; the information shown relates to shares of Common Stock held by the Selling Stockholders as of June 20, 1996. The Company will not receive any cash proceeds from the sale of the shares of Common Stock by Selling Stockholders. See "Selling Stockholders."

       The Common Stock is traded on the American Stock Exchange under the symbol "AXC." On June 20, 1996, the closing sale price of the Common Stock on the American Stock Exchange was $9.94 per share. For a complete description of the terms of the Common Stock, see "Description of Capital Stock."

                     -------------------------------

               See "Risk Factors" commencing on page 4 for
                     certain factors that should be
                  considered by prospective investors.

                     -------------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     -------------------------------



               The date of this Prospectus is June , 1996



372811.4

SALES AND OFFERS TO SELL THE SECURITIES DESCRIBED HEREIN MAY NOT BE MADE BY ANY
 SELLING SECURITYHOLDER WITHOUT COMPLIANCE WITH THE SECURITIES LAWS, INCLUDING THE LAWS GOVERNING BROKERS AND DEALERS, OF EACH JURISDICTION IN WHICH SUCH SALE
   OR OFFER TO SELL MAY BE DEEMED TO HAVE OCCURRED. SELLING STOCKHOLDERS ARE ADVISED TO CONSULT WITH COUNSEL IN ORDER TO ESTABLISH COMPLIANCE WITH THE
                   RELEVANT STATE AND LOCAL SECURITIES LAWS.

       It is not possible at the present time to determine the price to the public in any sale of Common Stock by Selling Stockholders, and each Selling Stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of Common Stock. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by Selling Stockholders. To the extent required, the specific shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock will be the purchase price of the Common Stock sold less all applicable commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. By agreement, the Company will pay substantially all of the expenses of the offering of the Common Stock by Selling Stockholders other than underwriting fees, discounts and commissions.

       No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission, located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices, located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports and other information may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

       Pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, the Company has filed with the Commission a Registration Statement on Form S-3 covering the Common Stock being offered hereunder (the "Registration Statement," which term includes this Prospectus and all amendments, supplements, exhibits, annexes and schedules to the Registration Statement). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference.



                                       -2-
372811.4

                      INFORMATION INCORPORATED BY REFERENCE

       The following documents filed by the Company with the Commission (File No. 0-20292) pursuant to the Exchange Act are incorporated herein by reference:

       1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

       2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

       3.     The Company's Current Report on Form 8-K filed on February 5,
              1996.

       4. The Company's definitive proxy statement dated April 23, 1996 relating to its annual meeting of stockholders held on June 7, 1996.

       5. The Company's Registration Statement on Form 8-A filed with the Commission on January 16, 1996.

       In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Ampex Corporation, 500 Broadway, Redwood City, California 94063-3199, Attention: Investor Relations, (415) 367-4111.


                                   THE COMPANY

       The names "Ampex," "DCT," "DST," "DIS" and "DCRsi" are trademarks of Ampex Corporation.

       Ampex is one of the world's leading innovators in the fields of magnetic recording, digital image processing and high-performance digital storage for the visual information age. In recent years, the Company has directed substantial resources to developing products for the emerging commercial mass data storage market, which the Company believes offers significant growth opportunities. As a result of the increasing convergence of computing, entertainment and communications technologies, the Company believes there is a growing demand for high-speed, cost-effective mass data storage, especially for visual information. Ampex provides data storage solutions that serve a wide range of customer needs, from scientific and technical applications such as aerospace testing and oil exploration to entertainment and education applications.

       The Company's principal products are its DST(R) tape drives and robotic library systems for computer mass storage, its DCRsi(TM) and DIS(TM) instrumentation recorders, and its DCT(R) professional video recorders and image processing systems. The Company's DST products for the mass data storage market offer superior data access times, rapid data transfer rates and extremely low cost per megabyte of storage. Ampex DCRsi instrumentation recorders are designed for demanding aeronautical applications such as commercial and military flight testing, as well as other applications involving comparable data-gathering challenges in extreme environments. Ampex DIS instrumentation recorders allow users to record instrumentation data on DST tape cartridges, so that the data can

                                       -3-
372811.4
be used in a computer environment as well as an instrumentation environment. The Company's DCT video recording products have been developed for high-end digital component recording applications in entertainment and imaging markets.

       During its 52-year history, Ampex has developed extensive technical expertise in the storage, processing and retrieval of digital images. The Company commits substantial resources to the research, development and engineering of new products that capitalize on its knowledge, experience and patent portfolio. As an example of this strategy, since the last quarter of 1994 the Company has been exploring the feasibility of commercializing its patented "keepered media" technology. This project, which is still in the research and development stage, has the potential to significantly increase the capacity of hard disk drives with nominal incremental cost. At present, there can be no assurance that the keepered media program, or any other efforts by the Company to develop new products from its intellectual property portfolio, will be a commercial or technical success. See "Risk Factors -- Uncertainty as to Commercialization of Keepered Media" and "-- Rapid Technological Change and Risks of New Product Development."

       The Company recently filed a shelf registration statement with the Commission covering 1,150,000 shares of Common Stock which may be offered from time to time by the Company, the proceeds of which would be used for general corporate purposes, including, if required, the acquisition of specialized production and testing equipment for use in the Company's keepered media research and development program. See "Risk Factors -- Volatility of Common Stock" and "-- Uncertainty as to Commercialization of Keepered Media."

       The Company was incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944. References to "Ampex" or the "Company" include subsidiaries of Ampex Corporation, unless the context indicates otherwise. The principal executive offices of the Company are located at 500 Broadway, Redwood City, California 94063, and its telephone number is
(415) 367-2011. The Company's Class A Common Stock is traded on the American Stock Exchange under the symbol "AXC".

       Except for historical information contained herein, this Prospectus contains or incorporates forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve certain risks and uncertainties. The Company's actual results or outcomes may differ materially from those anticipated. Important factors that the Company believes might cause such differences are discussed in this Prospectus under the caption "Risk Factors" and in the Company's other documents filed with the Securities and Exchange Commission, whether or not such documents are incorporated herein by reference. In assessing these forward-looking statements, readers are urged to read all cautionary statements carefully.


                                  RISK FACTORS

       Investment in the Common Stock offered hereby involves a significant degree of risk. Prospective investors should carefully consider the following factors, together with the other information included or incorporated by reference in this Prospectus, in evaluating the Company and its business before purchasing the Common Stock offered hereby.

       Historical Losses; Impact of Restructuring. As a result of substantial net losses incurred by the Company in each of the years 1990 to 1993, primarily in its professional television products business, the Company significantly restructured its business operations in 1993. The restructuring involved changes in manufacturing, distribution and administration to reduce fixed costs, withdrawal from or curtailment of a number of unprofitable product lines, and the write-off of goodwill and other intangible assets associated with its television products business. As a result of substantial restructuring charges and operating losses during this period, including a $230.5 million charge in 1993, the Company had a stockholders' deficit of $100.2 million as of March 31, 1996. Although the Company has generated operating and net income in the fiscal years since 1993, as a result of its decision to narrow its product lines, the Company's total sales have declined significantly in comparison to prior periods. In addition, since the

                                       -4-
372811.4
restructuring, the Company's revenues have depended to a greater degree on new products which may have higher technological and other risks. See "Rapid Technological Change and Risks of New Product Development." There is no assurance as to future sales levels or operating results.

       Fluctuations In Operating Results. Ampex's sales and results of operations are generally subject to quarterly fluctuations. Factors affecting operating results include: customer ordering patterns; availability of, and market acceptance of, new products; timing of significant orders and new product announcements; order cancellations; receipt of royalty income; and numerous other factors. Accordingly, results of a given quarter or year are not necessarily indicative of results to be expected for future periods. In addition, the Company's entrance into new businesses since 1993 may have made its future revenues and operating results more difficult to predict than in prior periods.

       Seasonality; Backlog. Sales of most of the Company's products have historically declined during the third quarter of its fiscal year, due to seasonal procurement practices of its customers. Although sales in the third quarter of 1995 did not decline materially relative to prior quarters of that year, prospective investors should be aware that such a decline may occur in the third quarter of 1996. A substantial portion of the Company's backlog at a given time is normally shipped within one or two quarters thereafter. Therefore, sales in any quarter are heavily dependent on orders received in that quarter and the immediately preceding quarter. The Company's backlog of firms orders at March 31, 1996 was $9.7 million, as compared to $13.8 million at December 31, 1995, and there can be no assurance as to the level of sales that will be attained in future quarters.

       Fluctuating Royalty Income. Ampex's results of operations in certain prior fiscal periods reflect the receipt of substantial royalty income, including material non-recurring payments resulting from negotiated settlements of patent infringement claims asserted by the Company. Although Ampex has a substantial number of outstanding and pending patents, and the Company's patents have generated substantial royalties in the past, it is not possible to predict the amount of royalty income that will be received in the future. Royalty income can fluctuate dramatically depending on a number of factors that the Company cannot predict, such as the extent of use of the Company's patented technology by third parties, the extent to which the Company must pursue litigation in order to enforce its patents and the ultimate success of its licensing and litigation activities. The costs of patent litigation, such as the Company's current lawsuit against a foreign manufacturer of VHS video recorders, can be material, and the institution of patent enforcement litigation may also increase the risk of counterclaims alleging infringement by the Company of patents held by third parties or seeking to invalidate patents held by the Company. Moreover, there is no assurance that the Company will continue to develop patentable technology that will generate significant patent royalties in future years. Ampex's royalty income fluctuates significantly from quarter to quarter and from year to year, and there can be no assurance as to the level of royalty income which will be realized in future periods.

       Risk of Declines in Government Sales. Ampex sales to U.S. and foreign government agencies (directly and through government contractors), principally of instrumentation recorders, are material to its results of operations. Sales to government customers are subject to fluctuation as a result of changes in government spending programs. Sales of the Company's DCRsi instrumentation recorders have recently declined, reflecting lower sales to the federal government. Any further material decline in the level of government purchases of the Company's products could have a material adverse effect on the Company. The Company is unable to forecast the extent to which sales may be adversely affected in future periods by continued pressure on government agencies to reduce spending, particularly amounts related to defense programs.

       Possible Disruptions of Manufacturing and Engineering Operations. In connection with the recent sale of its Redwood City, California property, Ampex is relocating its manufacturing and engineering operations to a smaller facility located on a portion of the property which it leased back at the time of sale. Ampex is also consolidating its Colorado Springs, Colorado manufacturing facilities, following the sale in May 1996 of a portion of those facilities. In addition to the normal risks of fire, earthquake, materials shortages and other similar events, relocation or consolidation of key manufacturing and engineering facilities entails the risks of disruption or delays

                                       -5-
372811.4
in operations, which could temporarily adversely impact sales revenues or profitability or result in the incurrence of unanticipated expenses. In order to minimize, in part, the effect of any potential disruption, the Company has recently been building inventories of its products, including the DST 810 library system which it expects to begin shipping in the second half of 1996. If such increased inventories exceed orders actually received, the Company's earnings could be adversely affected by any write-down or write-offs that may be required. The Company maintains insurance, including business interruption insurance, covering certain risks. However, there can be no assurance that the Company will not incur losses beyond the limits of, or outside the coverage of, its insurance.

       Rapid Technological Change and Risks of New Product Development. The data storage, instrumentation and video recording industries are characterized by continual technological change and the need to introduce new products and product upgrades, requiring a high level of expenditure for research and development. No assurance can be given that the Company's existing products will not become obsolete, that any new products will win commercial acceptance or that Ampex's new products or technology will be competitive. Obsolescence of existing product lines, or inability to develop and introduce new products, could have a material adverse effect on sales and results of operations in the future. In addition, broad-based acceptance of the Company's DST products will depend to some extent on the availability and performance of certain applications software being developed by the Company and independent commercial software developers. During the first quarter of 1996, the Company announced that its DST 310 tape drive and DST 410 library are now supported by certain third party hierarchical storage management and UNIX file system backup software packages. However, support for the DST 810 library, upon which the Company believes that increased sales of DST products will depend, is not expected to be available until late in 1996, and the currently available third party software runs on only a limited number of UNIX workstations.


       Competition. Ampex encounters significant competition in all its product markets. Ampex competes in the mass data storage market with a number of well-established competitors, such as IBM, Storage Technology Corporation, Exabyte Corporation and Quantum Corporation, as well as smaller companies. In addition, other manufacturers of scanning video recorders may seek to enter the mass data storage market in competition with the Company. For example, in 1995 Sony Corporation entered this market with storage products based on its video recording technology. In addition, price declines in competitive storage systems, such as magnetic or optical disk drives, can negatively impact the Company's sales of its DST products. In the instrumentation market, the Company competes primarily with companies that depend on government contracts for a major portion of their sales in this market, including Sony Corporation, Loral Data Systems, Datatape Incorporated and Metrum Incorporated. The number of competitors in this market has decreased in recent years as the level of government spending in many areas has declined. In the professional video recorder market, Sony and Panasonic are the leading competitors of the Company. There is no assurance that the Company will be able to compete successfully in these markets in the future.

       Dependence On Certain Suppliers. Ampex purchases certain components, such as customized integrated circuits, from a single domestic or foreign manufacturer. Significant delays in deliveries or defects in such components could adversely affect Ampex's manufacturing operations, pending qualification of an alternative supplier. In addition, the Company produces highly engineered products in relatively small quantities. As a result, its ability to cause suppliers to continue production of certain products on which the Company may depend may be limited. The Company does not generally enter into long-term raw materials or components supply contracts.

       Risks Related to International Operations. Although the Company significantly curtailed its international operations in connection with the restructuring of its operations in 1993, sales to foreign customers (including U.S. export sales) continue to be significant to the Company's results of operations. International operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, fluctuations in foreign currency exchange rates and nationalization. Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies. Fluctuations in the value of foreign currencies can affect Ampex's results of operations. The Company does not normally seek to mitigate its exposure to exchange rate fluctuations by hedging its foreign currency positions.

                                       -6-
372811.4

       Dependence On Key Employees. The Company is dependent upon the performance of certain key members of management and key technical personnel. The Company has not entered into employment agreements with any such persons. Edward J. Bramson, who since January 1991 has served as chief executive of the Company, is also engaged in the management of certain companies affiliated with Sherborne Holdings Incorporated, a privately owned Delaware holding company ("SHI"). Mr. Bramson currently devotes most of his time to the management of the Company. The loss of the services of Mr. Bramson and/or such managers or other key personnel could have a material adverse effect on the Company.

        Anti-Takeover Consequences of Certain Governing Instruments. The Company's Certificate of Incorporation provides for a classified Board of Directors, with members of each class elected for a three-year term. The Certificate of Incorporation provides for nullification of voting rights of certain foreign stockholders in certain circumstances involving possible violations of security regulations of the United States Department of Defense. The instruments governing the Company's outstanding Noncumulative Preferred Stock require mandatory offers by the Company to redeem such securities in the event of a Change of Control (as defined). The Certificate of Incorporation authorizes the Board of Directors of the Company to issue additional shares of Preferred Stock without the vote of stockholders. Such provisions could have anti-takeover effects by making an acquisition of the Company by a third party more difficult or expensive in certain circumstances.

       Non-payment of Dividends. The Company has not declared dividends on its Common Stock since its incorporation in 1992 and has no present intention of paying dividends on its Common Stock. The Company is also restricted by the terms of certain agreements and of its outstanding Noncumulative Preferred Stock as to the declaration of dividends.

       Redemption of Preferred Stock. In December, 1997, the Company is scheduled to redeem its outstanding Noncumulative Preferred Stock, having a redemption price of approximately $70 million, out of funds legally available therefor (which, in general, means the excess of the fair value of assets over liabilities of the Company). In certain circumstances the Company may redeem the Noncumulative Preferred Stock by issuing Common Stock at 90% of fair market value. As of March 31, 1996, the Company did not have sufficient funds legally available to redeem the Noncumulative Preferred Stock in full. In the event the Company does not have sufficient funds legally available to redeem the Noncumulative Preferred Stock in full on the redemption date, the Company would remain obligated to redeem such shares from time to time to the extent funds become legally available for redemption, and would generally be precluded from declaring cash dividends on, or repurchasing shares of, its Common Stock, until the Noncumulative Preferred Stock has been redeemed in full. There can be no assurance the Company will have adequate liquidity or have funds legally available to redeem the Noncumulative Preferred Stock. Although the Company has no current plans for redemption of the Noncumulative Preferred Stock prior to 1997, it will continue to evaluate this possibility in light of market conditions, its liquidity, and other factors. Any such redemption could involve the issuance of additional debt or equity securities or other actions that might result in dilution of current stockholders' equity interests in the Company or adversely affect the market price of the Common Stock.

       Volatility of Stock Price. The trading price of the Company's Common Stock has been and can be expected to be subject to significant volatility, reflecting a variety of factors, including quarterly variations in operating results, new product introductions by the Company or its competitors, reports and predictions concerning the Company by analysts and other members of the media, announcements of plans to issue new equity or debt securities by the Company, and general economic or market conditions. The stock market in general and technology companies in particular have experienced a high degree of price volatility, which has had a substantial effect on the market prices of many technology companies for reasons that often are unrelated or disproportionate to operating performance. In addition, the sale, or the offer for sale, of substantial numbers of the shares of the Common Stock covered by this Prospectus could adversely affect the market price for the Common Stock.


                                       -7-
372811.4

       Uncertainty as to Commercialization of Keepered Media. The successful commercialization of the Company's proprietary keepered media technology, which potentially could increase the storage capacity of hard disk drives used in most personal computers, involves a number of risks. Ampex is currently engaged in research and development testing and it is impossible to predict if, or when, keepered media technology will be adopted by any potential customer. The Company has not had any substantive discussions with any hard disk drive maker relating to potential purchases of keepered media or other commercial arrangements. While the Company has completed some preliminary testing of keepered media, additional testing could yield results that are significantly different from results obtained to date. The Company does not presently have manufacturing facilities suitable for producing keepered media in quantity, and the Company does not presently intend to license the technology to third parties. Although the Company has held discussions with several U.S. and foreign producers of disk drive platters concerning the supply of such platters to Ampex for resale to hard disk drive manufacturers, no commitments with respect to availability, price or other terms have been made by such platter manufacturers. If the Company continues its development program for keepered media, increased expenses could negatively affect its earnings with no certainty of a financial return. If the Company commences commercial production, capital requirements could be significant and the Company would probably be required to issue debt or equity securities, which would increase the Company's financial leverage or dilute earnings. It is not possible currently to predict whether keepered media disks can be made economically and in quantity or if their durability or other characteristics will prove acceptable. It is also possible that further analysis by the Company, or by potential customers, will identify technical or economic issues of which Ampex, at present, is unaware. Ampex is familiar with at least two other technologies - magneto-resistive heads and contact recording - that potential customers might prefer over keepered media. In a high technology industry such as data storage, other technology may be under development, or may be developed in the future, that could be technically or economically superior to keepered media. In view of the uncertainties associated with the development and commercialization of keepered media, some of which are described above, it is impossible to forecast when, or if, any commercial benefit will be realized by the Company. Since prospects for keepered media are highly speculative, there is a material risk that the market price of the Company's securities may experience increased volatility, in addition to volatility that may result from factors discussed above under "Volatility of Stock Price."


                                 USE OF PROCEEDS

       There will be no cash proceeds to the Company from the sale of the Common Stock offered hereby. The proceeds to any Selling Stockholder from the sale of Common Stock will be determined at the time of sale. See "Selling Stockholders" and "Plan of Distribution."

                          DESCRIPTION OF CAPITAL STOCK

       The following description is a summary of certain provisions with respect to the Company's Capital Stock contained in the Company's Certificate of Incorporation and By-Laws. Such summary is qualified in its entirety by reference to the more detailed provisions of such documents, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

General

       The Company's authorized capital stock consists of (i) 175,000,000 shares of Common Stock, par value $0.01 per share, of which 125,000,000 shares are designated as Class A Stock, and 50,000,000 shares are designated as Class C Stock; and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which 69,970 shares have been designated as the "8% Noncumulative Preferred Stock" (the "Noncumulative Preferred Stock") and 87,192 shares were formerly designated as "8% Step-Up Rate Cumulative Convertible Preferred Stock", which have been cancelled and retired. As of June 20, 1996, 569 shares of Class C Stock were outstanding.

                                       -8-
372811.4

Common Stock

       Dividends. Subject to preferences which may be granted to holders of Preferred Stock, and the restrictions contained in the Certificate of Designations, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. Nevertheless, no dividend may be declared or paid in cash or property on any share of Class A Stock or Class C Stock, unless the same dividend is simultaneously declared or paid on each share of Class A Stock and each share of Class C Stock. In the case of any stock dividend, holders of each class of Common Stock are entitled to receive the same ratable dividend. Such dividends will be payable to the holders of Class A Stock in shares of Class A Stock and to the holders of Class C Stock in shares of Class C Stock.

       Liquidation Rights. Subject to preferences that may be granted to holders of Preferred Stock, upon liquidation, dissolution or winding-up of the Company, the holders of all classes of Common Stock shall be entitled to share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all assets available for distribution to stockholders after payment of creditors.

       Voting Rights. Holders of Class A Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Subject to the voting rights of any outstanding shares of Preferred Stock, approval of matters brought before the stockholders requires the affirmative vote of a majority of shares of Class A Stock, except that the affirmative vote of the holders of at least 80% of the outstanding shares of voting Common Stock is required in order to amend or repeal: (i) the provisions relating to classification of the Board, removal and number of directors and the 80% voting requirement in such instances; (ii) the provisions described below under "Directors' and Officers' Liability;" and (iii) as otherwise required by law. Under Delaware law, the affirmative vote of the holders of a majority of outstanding shares of any class of Common Stock is required to approve, among other things, any adverse change in the powers, preferences or special rights of the shares of such class. The number of authorized shares of Class A Stock, Class C Stock and Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding Class A Stock.

       The holders of Class C Stock generally have no voting rights and the Class C Stock is not included in determining the number of shares voting or entitled to vote or consent on any matter. However, the affirmative vote of the holders of a majority of the outstanding shares of Class C Stock, voting as a separate class (with each share entitled to one vote), is required under Delaware law for any amendment to, or modification or waiver of, the provisions of the Certificate of Incorporation that would adversely alter, change or affect the powers, preferences or rights of the Class C Stock.

       Subject to the voting rights of the holders of any outstanding shares of Preferred Stock, directors are elected by a plurality vote of the holders of voting Common Stock, voting as a single class. The number of directors constituting the whole Board is currently fixed at five, and may be increased or decreased (but not below three) by resolution of the Board, but no such decrease can shorten the term of any director then in office. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Director nominations may be made by stockholders in accordance with the Company's By-Laws, generally not less than 70 days or more than 90 days prior to the first anniversary of the preceding year's Annual Meeting of Stockholders.

       Classification of Directors. The Board of Directors is divided into three classes, which need not be equal in number, designated Class I, Class II and Class III, with terms expiring successively at each Annual Meeting of Stockholders of the Company. At each Annual Meeting of Stockholders, the successors to the Class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting of Stockholders. The Board of Directors, acting by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, may fill vacancies and newly created directorships resulting from any increase in the authorized number of directors, and may designate the class of each director so chosen to fill

                                       -9-
372811.4
a newly created directorship resulting from any increase in the authorized number of directors, and each director so chosen to fill a vacancy shall be a member of the same class as the director being replaced.

       Convertibility of Class C Stock. Each share of Class C Stock is convertible into one share of Class A Stock automatically upon transfer, unless the transferee elects not to have such Class C Stock convert into Class A Stock, and such transferee notifies the Company of its election pursuant to the procedures described in the Certificate of Incorporation. Shares of Class A Stock are not convertible into shares of Class C Stock. Shares of Class C Stock that have been converted into shares of Class A Stock may not thereafter be exchanged for shares of Class C Stock.

       Business Combinations. As preconditions to any proposed merger, consolidation or business combination with SHI or any of its Affiliates, as defined below (other than a merger, consolidation or business combination with one or more wholly-owned subsidiaries of the Company in which the Company is the surviving entity and in which no outstanding shares of Common Stock are converted, exchanged or canceled), the directors of the Company who are disinterested as to such transaction must (i) have been provided the right to select and engage, at the Company's expense, legal, accounting and financial advisers to assist them in the consideration of such transaction, (ii) have received a letter of opinion from a qualified independent investment banker of national reputation to the effect that the terms of such transaction are fair to the holders of Class A Stock and the Class C Stock and (iii) have approved, by a majority vote, the consummation of such transaction. In any merger, consolidation or business combination, other than a merger, consolidation or business combination to which the provisions described in the preceding sentence apply, the consideration to be received per share by holders of Class A Stock and Class C Stock must be identical, except that in any such transaction in which shares of Common Stock are distributed, such shares may differ as to voting and other special rights to the extent such rights now differ among the classes of Common Stock. For purposes of the Certificate of Incorporation, an "Affiliate" of any specified person or entity is any individual or entity that, directly or indirectly, controls, is controlled by, or is under common control with the specified person or entity (including, without limitation, any investment partnership in which the specified person or entity is or becomes, directly or indirectly, a general partner).

       Nullification of Voting Rights of Certain Foreign Stockholders. The U.S. Department of Defense ("DoD") has policies regarding foreign ownership, control or influence over U.S. government contractors. These policies are designed to protect against the risk to national security that may result if classified information is made available to U.S. government contractors or subcontractors who are owned, controlled or influenced by foreign governments, individuals or organizations. These policies require the Company, as well as the DoD's other contractors and subcontractors, to submit information that will assist the DoD in determining whether the award or continued performance of a contract may pose an undue risk to the common defense and security of the United States. One of the DoD's areas of inquiry is whether any foreign interest has beneficial ownership of 5% or more of a contractor's or subcontractor's voting securities. If the DoD determines that an unacceptable level of foreign ownership, influence or control would result in undue threat to the common defense and security of the United States, it may, among other things, require specific mitigation of such unacceptable foreign ownership, influence or control or, where such mitigation cannot be achieved, terminate the contractor's or subcontractor's existing contract with the DoD and preclude future contract awards. For this reason, the Company's Certificate of Incorporation provides that with respect to any foreign holder of Class A Stock identified by the DoD to be the subject of any inquiry, investigation or other action that could adversely affect the Company's security clearances, the voting rights of such holder shall be nullified until the Company is notified by the DoD of its final determination that such holder's ownership will not adversely affect the continuation of the Company's facility security clearances. The Certificate of Incorporation also contains provisions respecting notice to affected foreign holders of such vote nullification and subsequent reinstatement.

       Other Provisions. The holders of Common Stock have no preemptive or other subscription rights by virtue of their ownership of Common Stock, nor are there any redemption or sinking fund provisions with respect to any class of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless each other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

                                      -10-
372811.4

Preferred Stock

       Designation of Series. Under its Certificate of Incorporation, the Company has authority to issue up to 1,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series as determined by the Company's Board of Directors, each series to be appropriately designated by a distinguishing number, letter or title, prior to the issue of any shares thereof. The Board is authorized to fix or alter the divided rights, dividend rate, conversion rights, voting rights, the rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the amount of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. In April 1994, the Board authorized the issuance of a series consisting of 87,192 shares of Convertible Preferred Stock, designated as "8% Step-Up Rate Cumulative Convertible Preferred Stock." Such shares were issued under a Certificate of Designations, Preferences and Rights adopted by the Board and filed with the Secretary of State of the State of Delaware on April 22, 1994. As of February 14, 1995, all of such 87,192 outstanding shares of convertible Preferred Stock were retired and cancelled in exchange for the issuance of 69,970 shares of Noncumulative Preferred Stock, 1,225,216 of Class A Stock and 9,781,497 shares of Class C Stock. The issuance of such shares of Noncumulative Preferred Stock was approved by the Board, and such shares were issued under the Certificate of Designations adopted by the Board and filed with the Secretary of State of the State of Delaware on February 16, 1995. The Company has no present plans to issue any additional shares of Preferred Stock.

       Voting Rights. Shares of Noncumulative Preferred Stock are non-voting except as required by law or as specified in the Certificate of Designations. Pursuant to the Certificate of Designations, the unanimous vote of the holders of the Noncumulative Preferred Stock is required to change the liquidation preference, dividend rate, calculation of dividends or to change certain provisions relating to redemption. The vote of the holders of at least 51% of the Noncumulative Preferred Stock is required to make any changes to the Certificate of Incorporation or the Certificate of Designations that would adversely affect the rights, preferences or voting powers of the holders of the Noncumulative Preferred Stock, or to authorize, create or issue any stock that is senior to or on a par with the Noncumulative Preferred Stock with respect to dividends or liquidation rights.

       Dividend Rights. The holders of Noncumulative Preferred Stock are entitled to receive, when and as declared by the Board, in its sole discretion, out of funds legally available therefor, dividends on the liquidation preference at the annual rate of 8% until December 31, 1997. Such dividends will be payable quarterly, if declared by the Board, but will not accrue or cumulate unless so declared. The Certificate of Designations restricts, among other things, the Company's ability to engage in transactions with affiliates, or to declare dividends or make distributions with respect to, or purchase, redeem or exchange, any Common Stock or other capital stock that ranks junior to the Preferred Stock ("Junior Stock"). In the event that the Company fails to comply with certain restrictions and obligations, the applicable dividend rate will be increased to an annual rate 10%. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Noncumulative Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, an amount equal to $1,000 per share (the "Liquidation Preference") plus declared and unpaid dividends on such shares, before any payment or distribution can be made to the holders of Junior Stock.

       Redemption. The Company is required to redeem, out of funds legally available therefor, all outstanding shares of Noncumulative Preferred Stock on December 31, 1997 at a price (the "Redemption Price") equal to 100% of the Liquidation Preference plus all declared but unpaid dividends on such shares. The Company may, at its option on any date set by the Board, redeem, in whole or in part, out of funds legally available therefor, shares of Noncumulative Preferred Stock for an amount equal to the Redemption Price, provided that all declared and unpaid dividends on all outstanding shares of Noncumulative Preferred Stock have been paid on or before the date of such redemption. In the event of a Change in Control (as defined) of the Company, each holder of outstanding Preferred

                                      -11-
372811.4

Stock will have the right to require the Company to redeem, out of funds legally available therefor, all or any portion of such holder's shares of Noncumulative Preferred Stock, at the applicable Redemption Price. As defined in the Certificate of Designations, a Change in Control includes (i) the acquisition by any person or persons acting as a group, other than Sherborne & Company Incorporated ("SCI"), the indirect parent of SHI, or affiliates of SCI, of more than 30% of the Company's voting securities, (ii) a consolidation or merger of the Company or a sale of all or substantially all of its assets, or (iii) dissolution of the Company. See "Risk Factors -- Redemption of Preferred Stock."

       Effects of Preferred Stock. The Preferred Stock could have an anti-takeover effect under certain circumstances. The issuance of shares of Preferred Stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class of serial Preferred Stock with class voting rights. The issuance of shares of Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation that they believed could be favorable to their interests.

Transfer Agent and Registrar

       The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005. The Company acts as the transfer agent for the Noncumulative Preferred Stock.

Anti-Takeover Statute

       Section 203 of the Delaware General Corporation Law (the "DGCL") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date the person became an interested stockholder, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (other than certain shares of voting stock, including shares owned beneficially by directors who are also officers), or (iii) on or after the date such stockholder became an interested stockholder, the business combination is approved by the board and by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, certain asset sales and certain other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

Directors' and Officers' Liability

       The Company has included in its Certificate of Incorporation provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the DGCL and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.



                                      -12-
372811.4

                              SELLING STOCKHOLDERS

       The following table sets forth certain information with respect to the Selling Stockholders as of June 20, 1996. Except as indicated below, all of the shares of Common Stock beneficially owned by each Selling Stockholder are being registered for the account of such Selling Stockholder. Since the Selling Stockholders may sell all or some of their shares of Common Stock, no estimate can be made of the aggregate number or amount of Common Stock which would be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. The information set forth in the table was furnished to the Company by the respective Selling Stockholders.

- -----------------------------------------------------------------------------------------------------------

                                                                                               Number of
                                                                                               Shares of
                                 Selling Stockholder                                         Common Stock
- -----------------------------------------------------------------------------------------------------------
Equitable Deal Flow Fund, L.P.                                                                   27,183
- -----------------------------------------------------------------------------------------------------------
Equitable Capital Private Income and Equity Partnership II, L.P.                                 95,142
- -----------------------------------------------------------------------------------------------------------
Equitable Capital Partners, L.P.                                                                 45,667
- -----------------------------------------------------------------------------------------------------------
Equitable Capital Partners (Retirement Fund), L.P.                                               35,882
- -----------------------------------------------------------------------------------------------------------
Mellon Bank, N.A., as trustee for First Plaza Group Trust                                        67,956
- -----------------------------------------------------------------------------------------------------------
     Total                                                                                      271,830
===========================================================================================================


                              PLAN OF DISTRIBUTION

       The sale or distribution of the Common Stock may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than on an exchange or in the over-the-counter market or (iii) or through the settlement of short sales of the Common Stock. If the Selling Stockholders effect such transactions by selling Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

       The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Common Stock Act.

       The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. It is not possible at the present time to determine the price to the public in any sale of Common Stock by Selling Stockholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by Selling Stockholders.

       Under the Exchange Act and Rule 10b-6 thereunder, the Selling Stockholders and any person engaged in a distribution of the Common Stock offered by this Prospectus may not simultaneously engage in any market making

                                      -13-
372811.4
activities with respect to the Common Stock during the applicable two or nine business day "cooling off" period prior to the commencement of such distribution. In addition, without limiting the foregoing, such persons will be subject to other provisions of the Exchange Act and the rules thereunder, including, without limitation, Rule 10b-5, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders and may prevent dealers from making a market in the Common Stock during certain periods.

       Under the securities laws of certain states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

       The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock will be the purchase price of the Common Stock sold less all applicable commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay substantially all the expenses incident to the registration, offering and sale of the Common Stock to the public by Selling Stockholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, transfer taxes and certain counsel fees.

       If and to the extent required, the specific Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

       The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

       The validity, authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP (a limited liability partnership which includes professional corporations), New York, New York, who may rely, as to questions of California law and certain other matters, upon an opinion of General Counsel to the Company. Battle Fowler LLP regularly provides legal services to the Company and its affiliates. David D. Griffin, who is of counsel to Battle Fowler LLP, holds 515,000 shares of Common Stock directly, and is a limited partner in Newhill Partners, L.P., a partnership which, through SHI, owns shares of Common Stock.


                                     EXPERTS

       The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995, and supplemental schedule, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report included in such Annual Report, and are incorporated herein by reference in reliance upon such report, given upon the authority of said firm as experts in accounting and auditing.

                                      -14-
372811.4


No dealer,  salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this
Prospectus.  If given or made, such  information or  representation  must not be
relied upon as having been  authorized by the Company.  This Prospectus does not                          AMPEX CORPORATION
constitute an offer to sell, or a solicitation  of an offer to buy, Common Stock in any  jurisdiction.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any  circumstances,  create an implication that there has been no change in the affairs of the Company since the date hereof.


                                --------------

                                                                                                           ----------------






                               TABLE OF CONTENTS

                                                                           Page
                                                                                                              PROSPECTUS

AVAILABLE INFORMATION.......................................................  2
INFORMATION INCORPORATED BY                                                                                  June __, 1996
           REFERENCE........................................................  3
THE COMPANY.................................................................  3
RISK FACTORS................................................................  4                            _________________
USE OF PROCEEDS.............................................................  8
DESCRIPTION OF CAPITAL STOCK................................................  8
SELLING STOCKHOLDERS........................................................ 13
PLAN OF DISTRIBUTION........................................................ 13
LEGAL MATTERS............................................................... 14
EXPERTS    ................................................................. 14








                               -----------------                                                            --------------



                                                                              -15-

372811.4

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

           The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts or commissions) are estimated as follows:

           SEC Registration Fee..................   $   923
           Blue Sky Filing Fees and Expenses.....     2,500
           Accounting Fees and Expenses..........    10,000
           Legal Fees and Expenses...............    25,000
           Printing Expenses.....................     7,500
           Miscellaneous.........................    10,000
                                                    -------

                Total............................   $55,923


Item 15.  Indemnification of Directors and Officers

           The Registrant is a Delaware corporation. Reference is made to
Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

           Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

           Article VIII, Section 3 of the Registrant's By-laws provides as follows:

           SECTION 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he

372811.4
is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

           SECTION 2. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

           SECTION 3. Claims. If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

           SECTION 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

           SECTION 5. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

           SECTION 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

           ARTICLE TEN of the Registrant's Certificate of Incorporation provides as follows:

                     "A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL, so the same exists or may hereafter be amended.

                     This ARTICLE TEN may not be amended or modified to increase the liability of the Corporation's directors, or repealed, except upon the affirmative vote of the holders of 80% or more in voting power of the outstanding Common Shares. No such amendment, modification, or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal."

           The Registrant has entered into agreements to indemnify its directors in consideration of their agreement to serve as directors of the Registrant and certain other corporations requested by the Registrant. These agreements provide, among other things, that the Registrant will indemnify and advance certain expenses, including attorneys' fees, to such directors to the fullest extent permitted by applicable law, as such law may be amended from time to time, and by the Registrant's Certificate of Incorporation, By-Laws and resolutions.

                                      II-2
372811.4

           The Company presently maintains a "Directors & Officers Liability and Corporate Reimbursement" insurance policy with a $2,000,000 aggregate limit of liability in each policy year. The policy provides coverage to past, present and future directors and officers of the Company and its subsidiaries for losses resulting from claims for which any such officer or director was not indemnified by the Company. The policy also provides for reimbursement to the Company and its subsidiaries for amounts paid to indemnify officers and directors for loss resulting from claims against such officers and directors. The policy is subject to certain exclusions, such as claims against officers and directors for dishonest, fraudulent or criminal acts or omissions, willful violations of law, libel and slander, bodily injury and property damage, pollution, etc.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

           The Exhibits to this registration statement on Form S-3 are listed in the Exhibit Index which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings

           (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (b)       The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      II-3
372811.4

           (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range, if applicable, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                      II-4
372811.4

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on June 24, 1996.


                                     AMPEX CORPORATION


                                     By: /s/ Craig L. McKibben
                                         Craig L. McKibben
                                         Vice President, Chief Financial Officer
                                         and Treasurer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

           Each person signing below also hereby appoints Edward J. Bramson and Craig L. McKibben, and each of them singly, his lawful attorney-in-fact, with full power to execute and file any amendments to the Registration Statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

        Signatures                                              Title                                           Date


/s/ Edward J. Bramson                              Chairman, President, Chief Executive                    June 24, 1996
- ---------------------------------                    Officer and Director
Edward J. Bramson                                    (Principal Executive Officer)


/s/ Craig L. McKibben                              Vice President, Director, Chief                         June 24, 1996
- ---------------------------------                    Financial Officer and Treasurer
Craig L. McKibben                                    (Principal Financial Officer and
                                                     Principal Accounting Officer)


/s/ Douglas T. McClure, Jr.                        Director                                                June 24, 1996
- ---------------------------------
Douglas T. McClure, Jr.


/s/ Peter Slusser                                  Director                                                June 24, 1996
- ---------------------------------
Peter Slusser


/s/ William A. Stoltzfus, Jr.                      Director                                                June 24, 1996
- ---------------------------------
William A. Stoltzfus, Jr.

                                                                II-6
372811.4

                                INDEX TO EXHIBITS


Exhibits
- --------

4.1 Restated Certificate of Incorporation of the Registrant dated June 1, 1993 (filed as Exhibit
          4.01 to the Registrant's Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference); Certificate of Amendment of Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on April 22, 1994 (filed as Exhibit 3.2 to the Registrant's Form 8-K filed on May 2, 1994 and incorporated herein by reference); and Certificate of Amendment of Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on April 20, 1995 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1995 (the "First Quarter 1995 10-Q") and incorporated herein by reference)

4.2       Certificate of Designations, Preferences and
          Rights of the Registrant's 8% Noncumulative
          Preferred Stock (filed as Exhibit 3.1 to the
          Registrant's form 8-K filed on February 24, 1995 and incorporated herein by reference)

4.3 By-Laws of the Registrant, as amended through April 20, 1995 (filed as Exhibit 4.2 to the First
          Quarter 1995 10-Q and incorporated herein by reference)

4.4       Form of Class A Common Stock Certificate (filed as
          Exhibit 4.4 to the Registrant's Post-Effective Amendment No. 1 on Form S-3 to Form S-1 (File No. 33-91312) and incorporated herein by reference)

4.5 Cancelled Warrant Certificate No. W-1, issued by the Registrant to Equitable Deal Flow Fund, L.P., relating to the registration rights granted to that holder, together with a Schedule listing each of the other Selling Stockholders that is entitled to similar registration rights

5.1 Opinion of Battle Fowler LLP as to legality of securities

23.1      Consent of Coopers & Lybrand L.L.P., San
          Francisco, California

23.2      Consent of Battle Fowler LLP (included in Exhibit
          5.1 hereto)

24.1 Power of Attorney (included in the signature pages of this Registration Statement)






                            II-7
372811.4